Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Financial Results

for First Quarter FY06

Revenue Up 28% to $107.2 million;

Operating Income Up 36% to $8.9 million;

Net Income Up 34% to $4.3 million;

Diluted EPS Up $0.08 to $0.36

RESTON, VA – May 2, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record financial results for its first  quarter ended April 1, 2006. Revenue for the first quarter of fiscal year 2006 (FY06) increased 28 percent and net income increased by 34 percent as compared to the first quarter of the prior year. The Company’s results were driven by organic growth in high-priority Federal government assignments in the key areas of: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing; as well as the acquisition of Zen Technology, Inc. at the end of February 2006 and Shenandoah Electronic Intelligence, Inc. (SEI) in February 2005.

First Quarter FY06 Financial Results

Revenue for the first quarter of FY06 was $107.2 million, an increase of 28 percent over first quarter FY05 revenue of $83.7 million. Federal government contract revenue, which represented 98 percent of first quarter FY06 total revenue, grew by 29 percent to $105.3 million from $81.9 million for the first quarter of FY05. Revenue growth in the first quarter was primarily the result of new task orders, the expansion of work on current mission-critical information technology and network solutions contracts, and projects added from the ZEN acquisition.

Income from operations for the first quarter of FY06 was $8.9 million, an increase of 36 percent over operating income of $6.5 million reported a year earlier. Operating margin for the first quarter of FY06 was 8.3 percent, as compared to 7.8 percent for the first quarter of FY05. Net income for the first quarter of FY06 was $4.3 million or $0.36 per diluted share, an increase of 34 percent over first quarter FY05 net income of $3.2 million or $0.28 per diluted share.

Backlog as of April 1, 2006 was approximately $1.0 billion, including $270 million in funded backlog and $745 million in unfunded backlog. Funded backlog is up 61 percent from the $168 million reported at the end of first quarter 2005. Days Sales Outstanding (DSOs) were 76 days at the end of the first quarter FY06.

“We believe our strong financial results provide a solid foundation for meeting our financial goals for fiscal year 2006,” said Brad Antle, SI International’s President and CEO. “During the first quarter, we won our recompete on the National Visa Center contract, closed our eighth acquisition, and organically grew our business across the Federal government.”

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As of April 1, 2006, SI International had a solid balance sheet with $13.3 million in cash, approximately $129.0 million in debt, and $177.5 million of stockholders’ equity. On April 4, 2006, SI International sold 1.2 million shares of common stock with net proceeds of approximately $40 million used to pay down debt.

First Quarter FY06 Highlights

Major highlights during the first quarter include:

•                  Acquired Zen Technology, Inc. (Zen), a provider of information technology and managed network services that broadened SI International’s customer base. Zen’s largest clients included the Missile Defense Agency (MDA), DoD Washington Headquarters Services (WHS), Federal Communications Commission (FCC), the Pension Benefit Guaranty Corporation (PBGC), the Federal Trade Commission (FTC), and the Department of Housing and Urban Development (HUD).

•                  Announced offering of 1.2 million shares of common stock at $34 per share, with net proceeds of approximately $40 million used to retire debt.

•                  Won re-compete on the National Visa Center/Kentucky Consular Center Contract with an estimated ceiling value of $84 million.

•                  Awarded a new $6.9 million National Security Agency contract that provides human resource support services to the Welcome Center at NSA.

•                  Received a new $6 million contract to provide IT support services to U.S. Census Bureau. This two-year task order was issued under our COMMITS NexGen contract vehicle.

•                  Awarded a new $4 million contract with the Air Force Space Command to deliver systems engineering and technical analysis supporting the development of operating concepts for future Ballistic Missile Defense systems over the next two years.

•                  On the Lockheed Martin team that won the $305 million Sentinel IT contract for the FBI. The team will be taking proven commercial-off-the-shelf technologies to produce an integrated system that supports processing, storage and management of the FBI’s current paper-based criminal investigation records system.

•                  A member of the USfalcon team that was awarded an U.S. Army Strategic Services Sourcing, S3, ID/IQ contract. The USfalcon team is one of seven teams receiving this 10-year contract vehicle. Tasks to be competed by the winning teams have an estimated ceiling value of $19.25 billion.

•                  On the winning Booz Allen Hamilton team that was one of two teams awarded the Army ETOSS ID/IQ contract vehicle with a ceiling value of $450 million. This contract supports the Intelligence and Information Warfare Directorate objectives of modernizing Army intelligence and information systems and capabilities.

•                  And, at the beginning of April, awarded a $1.7 million contract to provide additional IPv6 support services to Defense Information Systems Agency (DISA).

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the second quarter and full year 2006.

Our prior guidance for the full year remains unchanged, except to reflect the sale of common stock and  related use of proceeds.

On April 4, 2006, SI International sold 1.2 million shares of common stock with net proceeds of approximately $40 million used to pay down debt.

“For our full year guidance, the increased share count reduces EPS by 13 cents, the debt pay down decreases interest expenses thereby increasing EPS by 9 cents. The debt paydown also results in a non-cash write off of loan origination fees that reduces EPS by 5 cents,” said Ted Dunn, SI International’s Executive Vice President and Chief Financial Officer.

	Q2 2006	Full Year 2006
Revenue	$115 – $120 million	$470 – $476 million
Net Income	$4.1 – $4.5 million	$20.0 – $20.5 million
Diluted Earnings Per Share	$0.31 – $0.34	$1.54 – $1.58
Diluted Share Equivalents	13.2 million	13.0 million

Earnings guidance for 2006 includes the effect of stock option expense in accordance with FAS 123 (R), Share-Based Payment.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, May 2, 2006. Participating in the conference call will be SI International’s President and CEO, Brad Antle and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, May 2, 2006 at 12:00 PM ET through Tuesday, May 9, 2006 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode 34595812.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government. The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees. More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands except per share data; unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005

Revenue	$107,232	$83,717
Costs and expenses:
Direct costs	66,609	52,603
Indirect costs	30,546	23,580
Depreciation and amortization	548	551
Amortization of intangible assets.	647	457

Total operating expenses	98,350	77,191

Income from operations	8,882	6,526
Other income (expense)	30	(99)
Interest expense	(1,782)	(1,097)
Income before provision for income taxes	7,130	5,330
Provision for income taxes	2,816	2,106

Net income	$4,314	$3,224

Earnings per common share:
Basic net income per common share	$0.38	$0.29
Diluted net income per common share	$0.36	$0.28

Basic weighted-average shares outstanding	11,422	11,063
Diluted weighted-average shares outstanding	11,899	11,627

EBITDA (1)	$10,077	$7,534

Notes: (1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended
	April 1, 2006	March 26, 2005

Net income	$4,314	$3,224
Other expense (income)	(30)	99
Interest expense	1,782	1,097
Provision for income taxes	2,816	2,106
Depreciation	548	551
Amortization	647	457
EBITDA	$10,077	$7,534

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months ended
	April 1, 2006		March 26, 2005		Growth
	$	%	$	%	$	%
Core Federal government	105,303	98.2%	81,924	97.9%	23,379	28.5%
Commercial and other	1,929	1.8%	1,793	2.1%	136	7.6%
Total revenue	107,232	100.0%	83,717	100.0%	23,515	28.1%

Prime contracts	83,024	77.4%	64,931	77.6%	18,093	27.9%
Subcontract	24,208	22.6%	18,786	22.4%	5,422	28.9%
Total revenue	107,232	100.0%	83,717	100.0%	23,515	28.1%

Cost reimbursable	34,122	31.8%	28,653	34.2%	5,469	19.1%
Time and materials	44,123	41.2%	39,485	47.2%	4,638	11.7%
Fixed price	28,987	27.0%	15,579	18.6%	13,408	86.1%
Total revenue	107,232	100.0%	83,717	100.0%	23,515	28.1%

Department of Defense	51,419	48.0%	40,885	49.0%	10,534	25.8%
Federal civilian agencies	53,884	50.2%	41,039	48.9%	12,845	31.3%
Commercial entities	1,929	1.8%	1,793	2.1%	136	7.6%
Total revenue	107,232	100.0%	83,717	100.0%	23,515	28.1%

Major contracts:
C4I2TSR	20,742	19.3%	14,954	17.9%	5,788	38.7%
All other	86,490	80.7%	68,763	82.1%	17,727	25.8%
Total revenue	107,232	100.0%	83,717	100.0%	23,515	28.1%

SI International, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share data)

	April 1, 2006	December 31, 2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$13,256	$26,160
Marketable securities	—	7,850
Accounts receivable, net	89,790	93,633
Deferred tax asset	422	422
Other current assets	11,692	6,276
Total current assets	115,160	134,341
Property and equipment, net	6,304	5,908
Intangible assets, net	22,886	16,483
Other assets	7,334	5,655
Goodwill	220,440	173,308
Total assets	$372,124	$335,695
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,293	$1,000
Accounts payable	15,773	25,364
Accrued expenses and other current liabilities	28,482	29,674
Note payable – former owner of acquired business	2,280	2,280
Total current liabilities	47,828	58,318
Long-term debt, net of current portion	127,634	98,250
Note payable—former owner of acquired business	5,517	—
Deferred income tax	6,173	5,221
Other long-term liabilities	7,424	6,037
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 11,592,669 and 11,341,222 shares issued and outstanding as of April 1, 2006 and December 31, 2005, respectively	116	114
Additional paid-in capital	138,953	133,843
Accumulated other comprehensive income	253	—
Retained earnings	38,226	33,912
Total stockholders’ equity	177,548	167,869
Total liabilities and stockholders’ equity	$372,124	$335,695

SI International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands; unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005
Cash flows from operating activities:
Net income	$4,314	$3,224
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	548	551
Amortization of intangible assets	647	457
Stock-based compensation	—	32
Change in fair value of interest rate swap	253	—
Amortization of deferred financing costs	194	120
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	14,465	1,699
Other current assets	(4,790)	(976)
Other assets	(1,389)	(454)
Accounts payable and accrued expenses	(16,734)	4,108
Other long term liabilities	2,397	732
Net cash provided by (used in) operating activities	(95)	9,493
Cash flows from investing activities:
Purchase of property and equipment	(461)	(172)
Proceeds from sale of marketable securities	7,850	2,000
Former owner payable	(8,042)	—
Cash paid for business acquisitions, net of cash assumed	(45,943)	(71,288)
Net cash used in investing activities	(46,596)	(69,460)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,734	678
Income tax benefit for stock option exercises	880	—
Net repayments under line of credit	—	(28,954)
Proceeds from long-term debt	30,000	100,000
Repayments of long-term debt	(323)	—
Payments of debt issuance costs	(476)	(3,160)
Repayments of capital lease obligations	(28)	(25)
Net cash provided by financing activities	33,787	68,539
Net change in cash and cash equivalents	(12,904)	8,572
Cash and cash equivalents, beginning of period	26,160	3,754
Cash and cash equivalents, end of period	$13,256	$12,326
Supplemental disclosures of cash flow information:
Cash payments for interest	$1,791	$296
Cash payments for income taxes	$1,915	$41

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